UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Dominion Resources, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dominion

It all starts here.

'03 Proxy Statement

2003 Proxy Statement Contents

2	The Proxy Process

4	Election of Directors

7	The Board

9	Share Ownership

10	The Audit Committee and Auditors

12	Organization, Compensation & Nominating Committee Report

14	Executive Compensation

19	Certain Relationships and Related Transactions

20	Other Information

Notice of Annual Meeting

Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261

March 24, 2003

Dear Shareholder:

On Friday, April 25, 2003, Dominion Resources, Inc. will hold its Annual Meeting of Shareholders at Dominion’s Innsbrook office, 5000 Dominion Blvd, Richmond, Virginia. The meeting will begin at 9:30 a.m. Eastern Daylight Time.

Only shareholders who owned stock at the close of business on February 28, 2003 may vote at this meeting or any adjournments that may take place. At the meeting we propose to:

•	Elect 15 directors;

•	Attend to other business properly presented at the meeting.

This proxy statement and card were mailed and our 2002 Annual Report was made available to you on approximately March 24, 2003. I hope you will be able to attend the meeting, but even if you cannot, please vote your proxy as soon as you can.

By order of the Board of Directors,

Patricia A. Wilkerson

Vice President and Corporate Secretary

The Proxy Process

Your Board of Directors is soliciting your proxy for the 2003 Annual Meeting of Shareholders and encourages you to vote in favor of all the Director nominees.

Record Date

All shareholders that owned common stock at the close of business on February 28, 2003 are entitled to vote at the Annual Meeting. There were 309,274,238 shares of Dominion Resources, Inc. common stock outstanding on that date.

Householding

For registered shareholders and Dominion Direct® participants, a single copy of the annual report has been sent to multiple shareholders who reside at the same address, unless a shareholder has instructed us otherwise. Any shareholder that would like to receive a separate annual report may call or write us at the address below, and we will promptly deliver it.

If you received multiple copies of the annual report and would like to receive combined mailings in the future, please contact us at the address or number below. Shareholders who hold their shares in “street name”—in an account with a broker or a bank — should contact their broker regarding combined mailings.

Dominion

Shareholder Services

P.O. Box 26532

Richmond, VA 23261

1-800-552-4034

shareholder_services@dom. com

Electronic Delivery

Registered shareholders and Dominion Direct* participants can elect to view future proxy statements and annual reports on the Internet by marking the appropriate box on your proxy card or by following the instructions provided when voting by Internet or by telephone. If you choose this option, you will receive a proxy card by mail, along with instructions on how to access the proxy statement and annual report at a specific Internet site. Your choice will remain in effect until you notify Dominion that you wish to resume mail delivery of these documents. If you hold your shares in “street name”, refer to the information provided by your bank or broker for instructions on how to elect this option. If you elect to receive your proxy statement and annual report via the Internet, you can still request paper copies by contacting us at the address or number in the previous column.

Voting

Methods. You may vote in person at the Annual Meeting or by proxy. For shares that you hold directly as a registered shareholder or shares held in Dominion Direct*, you have three ways to vote by proxy:

1.	Connect to the Internet at www.votefast.com;

2.	Call 1-800-542-1160; or

3.	Complete the proxy card and mail it back to us. Complete instructions for voting your shares can be found on your proxy card.

If you vote and change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. There are four ways to revoke your proxy:

1.	Connect to the website listed above;

2.	Call the 800 number listed under Voting Methods;

3.	Write our Corporate Secretary; or

4.	Vote your shares at the Annual Meeting.

Beneficial Owners (Broker Shares). If your shares are held in “street name” with your broker, please follow the instructions found on the voting instruction card enclosed with this proxy statement.

Registered Shareholders and Dominion Direct® Participants. Your proxy card shows the number of full and fractional shares you own. If you are a participant in our Dominion Direct® stock purchase plan, the number includes shares we hold in your Dominion Direct® account. All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed in the previous page. If you sign your proxy and do not make a selection, your shares will be voted as recommended by the Board. If you are a Dominion Direct® participant and do not vote your proxy, we will vote all shares held in that account according to the Board’s recommendations. No vote will be recorded for registered shares that are not properly voted.

Employee Savings and Thrift Plan Participants. You will receive a request for voting instructions from the Trustee for the Plans. The share amounts listed on that form include the full and fractional shares in your Plan account(s). You may instruct the Trustee by:

1.	Connecting to www.votefast.com;

2.	Calling 1-800-542-1160; or

3.	Returning your Voting Instructions in the enclosed envelope (not to Dominion).

Complete instructions can be found on the voting instruction card included with the proxy statement. Whichever method you choose, the Trustee will vote according to your instructions and will keep your vote confidential. If you do not vote your Savings or Thrift Plan shares, the Trustee will vote your shares according to each Plan’s voting standards.

Rights. Each of your shares will be counted as one vote.

A majority of the shares outstanding on February 28, 2003 constitutes a quorum for this meeting. Abstentions and shares held by a broker or nominee (Broker Shares) that are voted on any matter are included in determining a quorum.

The 15 nominees for director receiving the most votes will be elected.

Attending the Meeting

Shareholders who plan to attend the meeting will be asked to present valid picture identification, such as a driver’s license or passport. Registered shareholders must bring a Dominion Direct® statement or dividend check stub as proof of ownership. If you hold stock in “street name”, you must bring a copy of a brokerage statement. If you are an authorized proxy, you must present the proper documentation. Registration will begin at 8:00 a.m., and seating will be available on a first come, first serve basis. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Solicitation and Tabulation

We will pay for soliciting proixies from our shareholders, and some of our employees may telephone shareholders after the initial mail solicitation. We have also retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the proxies and to assist with the Annual Meeting.

Election of Directors

Each nominee for director and information about that nominee is listed below. Directors are elected annually; therefore, each director’s term of office will end at the next annual meeting of shareholders.

Your proxy will be voted to elect the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

SUSAN B. ALLEN, 41, community volunteer, Alexandria, Virginia. She received her undergraduate degree from the University of South Carolina and is the former First Lady of Virginia. Mrs. Allen has had extensive involvement in representing the tourism and hospitality industries throughout the United States and the world and is currently a director on the advisory board of the Massey Cancer Center for the Medical College of Virginia.

NEW NOMINEE

PETER W. BROWN, 60, Physician, Virginia Surgical Associates, Richmond, Virginia. He is a Director of Bassett Furniture Industries, Inc. Dr. Brown received his undergraduate and medical degrees from Emory University and is a clinical assistant professor of surgery at the Medical College of Virginia. He is a former director of America’s Utility Fund and former Chairman of the board of trustees at Capitol Medical Center.

DIRECTOR SINCE 2002

RONALD J. CALISE, 54, former Managing Director of the Global Power Industry Group, Investment Banking Division, Lehman Brothers, New York, New York. He received his undergraduate degree from Wesleyan University and his MBA from Columbia University. Mr. Calise began his investment-banking career in 1975 at Salomon Brothers and later at Wassertein Perella & Co., focused on the electric utility and power industry.

DIRECTOR SINCE 2001

THOS. E. CAPPS, 67, Chairman, President and Chief Executive Officer of Dominion (from January 28, 2000 to August 1, 2000, Vice Chairman, President and Chief Executive Officer, and prior to that Chairman, President and Chief Executive Officer). He is Chairman and a Director of Virginia Electric and Power Company and Consolidated Natural Gas Company, both wholly-owned subsidiaries of Dominion. Mr. Capps received his undergraduate and law degrees from the University of North Carolina at Chapel Hill. He joined Dominion in 1984 after practicing law in North Carolina and Florida, and holding positions in the law departments of two other electric utilities

DIRECTOR SINCE 1986

GEORGE A. DAVIDSON, JR., 64, Retired Chairman of the Board of Directors of Dominion (from January 28, 2000 to August 1, 2000, Chairman of Dominion, prior to that, Chairman and Chief Executive Officer of Consolidated Natural Gas Company). He is a Director of PNC Financial Services Group, Inc. and Goodrich Corporation. Mr. Davidson received his undergraduate degree in petroleum engineering from the University of Pittsburgh. He served in a variety of management and executive positions with CNG for 34 years and was a former Chairman of the American Gas Association.

DIRECTOR SINCE 2000

JOHN W. HARRIS, 55, President, Lincoln Harris, LLC, a real estate consulting firm, Charlotte, North Carolina. He is a Director of Piedmont Natural Gas Company, Inc. Mr. Harris received his undergraduate degree from the University of North Carolina at Chapel Hill. He is the former president of The Bissell Companies, a real estate development firm.

DIRECTOR SINCE 1999

ROBERT S. JEPSON, JR., 60, Chairman and Chief Executive Officer of Jepson Associates, Inc. and Jepson Vineyards Ltd., Savannah, Georgia. He is a Director of AGL Resources, Inc. and Circuit City Stores, Inc. Mr. Jepson received his undergraduate and graduate degrees in business and commerce from the University of Richmond. He also was Chairman and Chief Executive Officer of Kuhlman Corporation, Coburn Optical Industries and The Jepson Corporation. He is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies.

NEW NOMINEE

BENJAMIN J. LAMBERT, III, 66, Optometrist, Richmond, Virginia. He is a Director of Consolidated Bank & Trust Company and USA Education, Inc. (Sallie Mae). Mr. Lambert received his undergraduate degree from Virginia Union University and a graduate degree from the New England College of Optometry. He has been a member of the Virginia Senate since 1986 and prior to that was a member of the House of Delegates beginning in 1978.

DIRECTOR SINCE 1999

RICHARD L. LEATHERWOOD, 63, Retired President and Chief Executive Officer, CSX Equipment, an operating unit of CSX Transportation, Inc., Baltimore, Maryland. He is a Director of CACI International Inc. Mr. Leatherwood received his undergraduate degree from the University of Tennessee, a graduate degree in statistics from Rutgers University, and a doctorate in industrial engineering from Georgia Institute of Technology. He also held various executive positions from 1977 to 1985 with Texas Gas Resource Group, including president, CEO and CFO.

DIRECTOR SINCE 1999

MARGARET A. McKENNA, 57, President, Lesley University, Cambridge, Massachusetts. She received her undergraduate degree from Emmanuel College and her law degree from Southern Methodist University. Ms. McKenna was a civil rights attorney with the U.S. Department of Justice and held a variety of positions with the U.S. government from 1976 to 1981, including Deputy Counsel in the White House and Deputy Under Secretary of Education. Prior to taking her current position in 1985, she was a director of the Bunting Institute and Vice President at Radcliffe College.

DIRECTOR SINCE 2000

KENNETH A. RANDALL, 75, Williamsburg, Virginia. He is a director of New York-based Oppenheimer Mutual Funds, Inc. and Prime Retail, Inc. Mr. Randall received his undergraduate and graduate degrees from Brigham Young University and graduated from the Stonier Graduate School of Banking. He has been chairman of the Federal Deposit Insurance Company, chairman and CEO of United Virginia Bankshares and president and CEO of The Conference Board. He joined the Virginia Electric and Power Company Board in 1971 and has been a director of Dominion since its establishment in 1983.

DIRECTOR SINCE 1983

Election of Directors — continued

FRANK S. ROYAL, M.D., 63, Physician, Richmond, Virginia. He is a Director of HCA, Inc., SunTrust Banks, Inc., Chesapeake Corporation, CSX Corporation and Smithfield Foods, Inc. Dr. Royal received his undergraduate degree from Virginia Union University, and a medical degree from Meharry Medical College.

DIRECTOR SINCE 1991

S. DALLAS SIMMONS, 63, Chairman, President and CEO of Dallas Simmons & Associates, a consulting firm, Richmond, Virginia (prior to July 1, 1999, President, Virginia Union University). He received his undergraduate and graduate degrees in business from North Carolina Central University and a doctorate from Duke University. Dr. Simmons also was president of St. Paul’s College, and held administrative and teaching positions at North Carolina Central University.

DIRECTOR SINCE 1992

ROBERT H. SPILMAN, 75, President, Spilman Properties, Inc., private investments, Bassett, Virginia (prior to August 1, 1997, Chairman and Chief Executive Officer of Bassett Furniture Industries, Inc.). He received his undergraduate degree from North Carolina State University. Mr. Spilman also was Chairman of Jefferson-Pilot Corporation and the International Home Furnishings Center, and he serves on the Virginia Advisory Board for Liberty Mutual Insurance Company.

DIRECTOR SINCE 1991

DAVID A. WOLLARD, 65, Founding Chairman of the Board, Emeritus, Exempla Healthcare, Denver, Colorado. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the President and CEO of Bank One Colorado, N.A.

DIRECTOR SINCE 1999

The Board of Directors recommends that you vote FOR these nominees.

The Board

Committees & Meeting Attendance.

The Board met ten times in 2002. Each Board member attended at least 77% of the total number of meetings of the Board and committees on which he or she served.

Standing Committee	Members	Description

Audit	David A. Wollard, Chairman William S. Barrack, Jr.* Ronald J. Calise Margaret A. McKenna S. Dallas Simmons

These five non employee directors, who are independent in accordance with New York Stock Exchange rules, consult with the independent and internal auditors regarding the examination of Dominion and its subsidiaries’ (collectively, the Company) financial statements, the adequacy of internal controls and the independence of auditors. They also retain the independent auditors for the next year and approve all fees paid to such firm. The committee’s report to shareholders can be found on page 10. In 2002, this committee met six times.

Finance	John W. Harris, Chairman Peter W. Brown George A. Davidson Benjamin J. Lambert, III Steven A. Minter*	These five non-employee directors review the Company’s financing strategies, its relationship with rating agencies, and consider dividend policy. In 2002, this committee met two times.

Organization, Compensation and Nominating	Kenneth A. Randall, Chairman Richard L. Leatherwood Frank S. Royal Robert H. Spilman

These four non-employee directors consult directly with independent compensation consultants and with management to review and evaluate Dominion’s organizational structure and compensation practices. They are also responsible for overseeing Dominion’s governance practices and for reviewing the qualifications of director candidates. They make recommendations to the Board regarding all these matters, including Director nominees received from the Board or shareholders, and they administer certain compensation plans. In 2002, this committee met seven times.

Risk Oversight	Ronald J. Calise, Chairman Richard L. Leatherwood David A. Wollard	This committee oversees and advises management on its policies and guidelines regarding energy trading. In 2002, this committee met four times.

* Messrs. Barrack and Minter are not standing for re-election.

The Board — continued

Compensation and Other Programs

Fees. Non-employee directors were paid an annual retainer of $40,000 — $20,000 in cash and $20,000 in shares of Dominion stock. From January to April, they also received $1,200 in cash per Board or committee meeting attended. For the remainder of the year they received $1,500 in cash per Board or committee meeting attended. Each committee chairman was paid an additional $5,000 annual retainer.

Deferred Cash Compensation Plan. Directors may elect to defer their cash fees under this plan until they reach retirement or a specified age. The deferred fees are credited to either an interest bearing account or a Dominion common stock equivalent account. Interest or dividend equivalents accrue until distributions are made. A director will be paid in cash or stock according to the election made.

Stock Compensation Plan. The stock portion of the directors’ retainer is paid under this plan. Directors have the option to defer receipt of the stock. If a director elects this option, the shares are held in trust until the director’s retirement and the dividends on those shares are reinvested. However, the director retains all voting and other rights as a shareholder.

Stock Accumulation Plan. Upon election to the Board, a non-employee director receives a one-time award under this plan. The award is in Stock Units, which are equivalent in value to Dominion common stock. The award amount is determined by multiplying the director’s annual cash retainer by 17, then dividing the result by the average price of Dominion common stock on the last trading days of the three months before the director’s election to the Board. The Stock Units awarded to a director are credited to a book account. A separate account is credited with additional Stock Units equal in value to dividends on all Stock Units held in the director’s account. A director must have 17 years of service to receive all of the Stock Units awarded and accumulated under this plan. Reduced distributions may be made at the discretion of the Board or where a director has at least 10 years of service.

Charitable Contribution Program. This program was discontinued, therefore directors elected to the Board after January 28, 2000 do not participate. Dominion had offered its directors participation in a Directors’ Charitable Contribution Program. The Program is funded by life insurance policies purchased by Dominion on the directors. The directors derive no financial or tax benefits from the Program, because all insurance proceeds and charitable tax deductions accrue solely to Dominion. However, upon the death of a director, the company will donate an aggregate of $50,000 per year for ten years to one or more qualifying charitable organizations recommended by that director.

Matching Gifts Program. Directors may give up to $1,000 per year to 501(c)(3) organizations of their choice and Dominion will match their donations on a 1-to-l basis, with a maximum of $5,000 of matching funds per director per year. If their donation is to an organization on whose board they serve or for which they volunteer more than 50 hours of work during a year, Dominion will match the donation on a 2-to-l basis.

Director Nominations

Under our Bylaws, if you wish to nominate a director at a shareholder’s meeting you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given 10 days following the public announcement. Any notice must include the following information:

1.	your name and address;

2.	each nominee’s name and address;

3.	a statement that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate your nominees;

4.	a description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;

5.	other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and

6.	the consent of the nominee to serve as a director.

Share Ownership

Director and Officer Share Ownership Table

	Beneficial Share Ownership of Common Stock (as of Feb. 21, 2003)					Other Plan Accounts [1]
Name of Beneficial Owner	Shares	Deferred Stock Accounts [2]	Restricted Shares	Excercis- able Stock Options	Total	Stock Accumu -lation [3]	Deferred cash Compensation [4]
Susan B. Allen (new nominee)	—	—	—	—	—	—	—
William S. Barrack, Jr. [5]	1,186	1,260	—	4,000	6,446	9,270	12,026
Peter W. Brown	5,281	—		—	5,281	6,896	—
Ronald J. Calise	3,000	491	—	4,000	7,491	5,904	1,211
Thos. E. Capps [6]	327,673	—	16,667	1,386,400	1,730,740	—	—
George A. Daidson, Jr.	124,191	313	—	4,000	128,504	—	3,003
John W. Harris	5,342	1,724	—	14,000	21,066	11,770	2,902
Robert S. Jepson, Jr. (new nominee)	—	—	—	—	—	—	—
Benjamin J. Lambert, III	94	2,335	—	14,000	16,429	11,770	1,761
Richard L. Leatherwood	988	2,335	—	14,000	17,323	11,770	16,648
Margaret A. McKenna	5,116	946	—	4,000	10,062	9,270	838
Steven A. Minter [5]	2,421	1,260	—	4,000	7,681	9,270	7,599
Kenneth A. Randall	6,087	—	—	14,000	20,087	11,770	—
Frank S. Royal	—	2,335	—	14,000	16,335	11,770	1,737
S. Dallas Simmons	4,108	1,122	—	14,000	19,230	11,770	3,546
Robert H. Spilman	3,306	—	—	14,000	17,306	11,770	—
David A. Wollard	3,347	—	—	14,000	17,347	11,770	—
Thomas N. Chewning	109,814	—	8,333	510,000	628,147	—	165
Thomas F. Farrel, II [6]	143,353	—	10,000	560,000	713,353	—	—
Jay L. Johnson	21,445	—	5,000	76,833	103,278	—	59
Duane C. Radtke	18,753	—	19,132	195,833	233,718	—	58
James L. Sanderlin	72,024	—	6,667	95,973	174,664	—	—
James P. O’Hanlon [7]	102,250	—	8,333	280,000	390,583	—	—
Edgar M. Roach, Jr. [7]	142,180	—	10,000	360,000	512,180	—	1,647

All directors and executive officers as a group (26 persons) [8]	1,033,531	14,121	93,577	3,475,502	4,616,731	134,770	51,553

Footnotes:

1.	Amounts represent share equivalents accumulated under executive and director plans and do not have voting rights.

2.	Shares held in Trust for which a director has voting rights.

3.	Because of this plan’s vesting provisions (described on p. 8), these amounts will not necessarily be distributed to a director.

4.	At a director’s or executive’s election, cash compensation is deferred until a specified age or retirement and may be distributed in stock.

5.	Messrs. Barrack and Minter will not stand for re-election.

6.	Messrs. Capps and Farrell disclaim ownership for 17,187 and 399 shares, respectively.

7.	Messrs. O’Hanlon’s and Roach’s ownership is reported as of December 1. 2002, the date each ceased to be an executive officer.

8.	All directors and executive officers as a group beneficially own 1.5 percent of the number of shares outstanding at February 21, 2003. No individual executive officer or director owns more than one percent of the shares outstanding.

Significant Shareholder
Name and address of Beneficial	Beneficial Ownership of Common Stock (based on 13G tiling)	Percentage of Common Shares Outstanding
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	25,978,090	8.4

The shareholder disclaims beneficial ownership of the shares reported above. The ownership results from the shareholder acting as an investment advisor to various investment companies. The amount of shares reported includes 742,980 shares resulting from an assumed conversion of 905,400 shares of Dominion’s Premium Income Equity Securities (PIESSM) on November 16, 2004.

The Audit Committee and Auditors

Audit Committee Report

Our Committee operates under a written charter adopted by the Board in 2001. We are currently in the process of amending our charter to comply with the soon to be effective requirements of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission. We also plan to incorporate many of the proposed Audit Committee rule revisions published by the New York Stock Exchange, although it is unclear at this point when and whether these proposals will be adopted.

Since the 2002 annual meeting, our committee has increased the frequency of its review and oversight of Dominion’s financial reporting process, and has been addressing the new requirements as they have taken effect. We have updated our meeting schedule and agendas to include discussions and reviews of Dominion’s disclosure controls and procedures, new charter requirements, new auditor independence requirements, changes under consideration for Dominion’s code of ethics and other issues.

We review and discuss the following with management and the independent auditors:

•	quarterly* and year-end results, financial statements and reports prior to public disclosure;

•	management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;

•	risk management policies and procedures, including reports from the Board’s Risk Oversight Committee regarding Dominion’s trading activities; and

•	Dominion’s compliance program for employees.

We also meet with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their examinations, Dominion’s internal controls and the overall quality of Dominion’s financial reporting.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended by Auditing Standards 89 and 90), this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting practices.

We have received written disclosures and a letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and have discussed with our independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2002 Consolidated Financial Statements

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Independent Auditors for 2003

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2O03 consolidated financial statements of Dominion and its subsidiaries. Based on our discussion and review, we have retained and the Board has designated Deloitte & Touche LLP, independent certified public accountants, as Dominion’s independent auditors for 2003. We also approved the fees for such services.

We also discussed the use of Deloitte & Touche for non-audit services in 2003, and have established certain specific services, subject to fee limits, for which Dominion may retain the firm. We determined that such services do not impair Deloitte & Touche’s independence, and that it is more economical or efficient to use them in such areas. Retaining Deloitte & Touche for any other specific non-audit services will require prior approval by our Committee or Chairman. Furthermore, where appropriate, we have decided that Dominion will continue to seek competitive bids for non-audit services.

David A. Wollard, Chairman

William S. Barrack, Jr.

Ronald J. Calise

Margaret A. McKenna

S. Dallas Simmons

February 28, 2003

* For the first quarter of 2002, the Chairman of our committee reviewed the results.

Auditors

Representatives of Deloitte & Touche will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2002 and 2001.

Type of Fees	2002	2001
	(Millions)
Audit Fees	$3.10	$3.35
Audit-Related Fees	.94	1.06
Tax Fees	.07	.08
All Other Fees	—	—

	$4.11	$4.49

Audit Fees are for the audit and review of Dominion’s financial statements in accordance with generally accepted auditing standards, including comfort letters, statutory and regulatory audits, consents and services related to Securities and Exchange Commission matters.

Audit-Related Fees are for assurance and related services that are related to the audit or review of Dominion’s financial statements, including employee benefit plan audits, due diligence services and financial accounting and reporting consultation.

Tax Fees are fees for tax compliance services and related costs.

Organization, Compensation & Nominating Committee Report

Compensation Philosophy

Toward the end of 2002, our Committee took the opportunity to re-evaluate our entire executive compensation program in light of the significant changes and volatility within the stock market generally and our industry sector specifically. In October, our Committee secured the services of a compensation consultant to report directly to us. In order to provide an entirely fresh perspective, we selected a consultant that was different from the consultant that the Committee and management have used for the past several years. We asked our new consultant to analyze our practices as compared to our peers and to include in their analysis all executive benefits plans, programs, agreements and arrangements.

As a result of this review, we have determined that we must, over time, re-balance our executive compensation program to provide the appropriate mix of base salary, annual and long-term incentives that will attract and retain a superior management team under any economic circumstance. In doing so, we maintain our belief that aligning our officers’ financial success with the financial success of our shareholders is vitally important. We will continue to place a substantial portion of our executives’ annual pay at risk and tied to the achievement of financial performance measures. We also will continue to place a strong emphasis on stock ownership, but will move away from stock option grants and toward other forms of equity compensation for our long-term program.

2002 Compensation

Our 2002 executive compensation program consisted of three basic components:

•	Base Salary

•	Annual Incentives

•	Long-Term Incentives

Base Salary

As reported last year, our Committee did not increase our executives’ base salaries for 2002. However, we continue to target executive base salaries between the median and 75th percentile of base salaries of similar positions at a peer group of diversified energy companies and other businesses with which we compete on a national basis. We believe maintaining this target supports our philosophy, is in keeping with market data and contributes to our effort to re-balance our executive compensation program.

Executive Officers. No increases were made to executive base salaries in 2002, with the exception of increases related to promotions.

Chief Executive Officer. Mr. Capps’ base salary did not change from 2001 to 2002.

Annual Incentives

Under the annual incentive program, if goals are achieved or exceeded, the executive’s total cash compensation for the year is targeted to be between the median and 75th percentile of total cash compensation for similar positions at companies in our executive labor market.

Under this program our Committee establishes “target awards” for each executive officer. These target awards are expressed as a percentage of the individual executive’s base salary (for example, 40% x base salary). The target award is the amount of cash that will be paid, at year-end, if the executive achieves 100% of the goals established at the beginning of the year. We also establish a “threshold” — or minimum acceptable level of financial performance. If this threshold is not met, no executive receives an annual bonus. Actual bonuses, if any, are based on a pre-established formula and may exceed 100% of the target award.

Executive Officers. For Dominion’s executive officers, four performance criteria were established for the 2002 annual incentive plan: corporate earnings per share; business unit earnings per share; operating goals and goals resulting from process improvements under the Six Sigma discipline. Each executive’s goals were weighted according to his or her responsibilities.

Our Committee established and approved the goals at the beginning of 2002. At year-end, we compared the company’s actual financial performance with the consolidated and business unit earnings per share goals. For 2002, these goals were substantially achieved. Earnings per share for the business segments are reported in the Management Discussion and Analysis of Operations section of our 2002 Annual Report to Shareholders.

Annual bonuses paid to the named executives are detailed in the Summary Compensation Table on p. 14.

Chief Executive Officer. At the beginning of 2002, we approved consolidated earnings per share and Six Sigma goals for Mr. Capps. Because our goals for 2002 were achieved, we approved an annual cash bonus of $1,300,000 for Mr. Capps.

Long-Term Incentives

We continue to believe that our long-term incentive programs play a critical part in our compensation practices and philosophy. We do not plan to grant stock options in the foreseeable future, but will look to other forms of equity compensation to comprise the long-term incentive component as we work toward re-balancing our entire compensation program. We believe that equity compensation remains the strongest form of long-term incentives and underscores commitment to Dominion’s shareholders while rewarding performance.

Executive Officers. In 2002 our Committee made a grant of stock options to Mr. Radtke to bring his overall compensation in line with other senior management. No other grants of options or restricted stock were made to the named executive officers.

Chief Executive Officer. Mr. Capps received no restricted stock or stock option grants during 2002.

Stock Ownership

Our Committee reconfirmed stock ownership guidelines for our executives (outlined below). We believe these guidelines and management’s internal policies emphasize stock ownership and retention that align management with the interests of our shareholders. While the enactment of Sarbanes-Oxley Act has eliminated some of the tools we had provided to assist executives in meeting the guidelines, we continue to encourage our executive officers to accumulate shares to meet the guidelines within five years.

Dominion Resources. Inc.

Stock Ownership Guidelines

Position	Share Ownership
Chairman, Chief Executive Officer	145,000

Executive Vice President CEO — Operating Companies	35,000

Senior Vice President	20,000

Vice President	10,000

Deductibility of Compensation

Under Section l62(m) of the Internal Revenue Code, Dominion may not deduct certain forms of compensation in excess of $1 million paid to our CEO or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit.

It is our intent to provide competitive executive compensation while maximizing the company’s tax deduction. However, we reserve the right to approve, and in some cases have approved, non-deductible compensation if we believe it is in the company’s best interest.

Kenneth A. Randall, Chairman

Richard L. Leatherwood

Frank S. Royal

Robert H. Spilman

January 17, 2003

Executive Compensation

The table below shows the total salary and other compensation awarded to or earned by the CEO and the other most highly compensated executive officers as of December 31, 2002.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation			All Other Compen- sation[9] ($)
		Salary[1] $	Bonus ($)	Other Annual Compensation[2] ($)	Awards		Payouts
					Restricted Stock Awards[3] ($)	Securities Underlying Options/SARs[4] (#)	LTIP Payouts[5] ($)
Thos. E. Capps Chairman of the Board CEO & President	2002 2001 2000	1,000,000 1,000,000 925,000	1,300,000 1,250,000 1,495,528	219,424 214,860 707,496	0 1,059,354 0	0 1,200,000 219,397	0 0 959,633	265,727 265,725 232,525

Thomas E. Farrell, II Executive Vice President	2002 2001 2000	560,577 560,577 484,134	495,000 467,500 577,985	99,391 99,312 100,285	0 635,600 0	0 600,000 112,663	0 0 389,040	133,285 133,285 121,885

Thomas N. Chewning Executive Vice President & CFO	2002 2001 2000	415,769 407,692 382,211	387,000 300,000 418,800	87,636 91,603 84,646	0 529,645 0	0 450,000 88,945	0 0 307,137	106,799 106,499 97,300

Duane C. Radtke[6] Executive Vice President	2002 2001 2000	380,000 277,460 na	334,4007 219,4287 na	11,143 5,808 na	0 614,739 na	300,000 287,500 na	0 0 na	26,752 8,938 na

James L. Sanderlin Senior Vice President–Law	2002 2001 2000	336,346 336,346 267,666	231,000 214,500 151,008	59,207 60,514 60,888	0 423,755 0	0 100,000 69,386	0 0 62,465	80,218 75,417 70,138

Edgar M. Roach, Jr.[8] Executive Vice President	2002 2001 2000	560,577 560,577 484,134	495,000 467,500 577,985	109,321 113,623 132,194	0 635,600 0	0 500,000 112,663	0 0 389,040	133,285 131,635 121,238

James P. O’Hanlon[8] Executive Vice President	2002 2001 2000	400,000 400,000 384,999	320,000 300,000 429,944	79,701 79,785 79,701	0 529,645 0	0 350,000 91,316	0 0 315,328	108,958 106,558 99,758

Footnotes:

1. Salary. Amounts shown may include vacation sold back to the Company.

2. Other Annual Compensation. None of the named executives received perquisites or other personal benefits in excess of $50,000 or 10 percent of their total base compensation. The amounts listed in this column are tax payments.

3. Restricted Stock Awards. Dividends are paid on restricted stock. The number and value of each executive’s aggregated restricted stock holdings at year-end, based on a December 31, 2002 closing price of $54.90 per share, were as follows:

Officer	Number of Restricted Shares (#)	Value ($)	Vesting Schedule

Thos. E. Capps	16,667	915,018	3 years
Thomas F. Farrell, II	10,000	549,000	3 years
Thomas N. Chewning	8,333	457,482	3 years
Duane C. Radtke	12,955	711,229	3 years
James L. Sanderlin	6,667	366,018	3 years
Edgar M. Roach, Jr.[8]	10,000	549,000	3 years
James P. O’Hanlon[8]	8,333	457,482	3 years

Footnotes continued:

4.	Securities Underlying Options. Options granted in 2002 and 2001 were three-year options. Options granted in 2000 were granted and simultaneously exercised by the named executive to purchase shares under the Executive Stock Purchase and Loan Program.

5. LTIP Payouts. Amounts in this column represent cash awards under the 1998-2000 Long-term Incentive Plan.

6.	Mr. Radtke was not employed by the Company in 2000.

7.	At his election, Mr. Radtke’s annual bonus was exchanged for 3,444 shares in 2001 and 5,616 shares in 2002 of restricted stock. For this election, he also received 344 shares in 2001 and 561 shares in 2002 representing a 10 percent additional bonus, as provided for under the Executive Stock Purchase Tool Kit.

8.	At December 31, 2002, Messrs. Roach and O’Hanlon were not serving as executive officers of Dominion. They retired from the Company on February 1, 2003.

9.	All Other Compensation. The amounts listed for 2002 are (1) Company matching contributions on Employee Savings Plan accounts for the named executives; and (2) a quarterly interest rate subsidy paid under the Executive Stock Purchase and Loan Program

Officer	Employee Savings Plan Match	Exec Stock Purchase & Loan Program Interest Subsidy	Employee Savings Plan Match above IRS Limits
Thos. E. Capps	$5,100	$227,425	$33,202
Thomas F. Farrell, II	5,100	116,785	11,400
Thomas N. Chewning	5,100	92,199	9,500
Duane C. Radtke	5,100	15,352	6,300
James L. Sanderlin	5,100	70,318	4,800
Edgar M. Roach, Jr.	5,100	116,785	11,400
James R. O’Hanlon	5,100	94,658	9,200

Option/SAR Grants in Last Fiscal Year 1

Officer	Number of Securities Underlying Options/SARs Granted 1 (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year 2 (%)	Exercise or Base Price ($/ share)	Expiration Date	Grant Date Present Value1 ($)
Thos. E. Capps	0	0%	na	na	na
Thomas F. Farrell II	0	0%	na	na	na
Thomas N. Chewning	0	0%	na	na	na
Duane C Radtke	100,000	3.4%	63.275	1/1/08	1,174,000
	100,000	3.4%	63.275	1/1/09	1,187,000
	100,000	3.4%	63.275	1/1/10	1,187,000
James L. Sanderlin	0	0%	na	na	na
Edgar M. Roach, Jr.	0	0%	na	na	na
James P O’Hanlon	0	0%	na	na	na

Footnotes:

1.	Nonstatutory stock options were granted to Mr. Radtke on March 22, 2002 at an exercise price of $63,275 which equaled 100 percent of theFair Market Value of the shares on the date of grant. The shares will vest one-third per year on each January 1, of 2003, 2004 and 2005. They expire five years from the vesting date.

2.	The total number of options granted in 2002 to employees and outside directors was 2,933,500.

3.	The Black-Scholes pricing model was used to calculate the present value of the stock options. The assumptions underlying the model are:

Expiration Date:	2008	January 1, 2009	2010
Volatility	22.36%	22.36%	22.36%
Risk Free Rate	5.10%	5.10%	5.10%
Dividend Yield	4.08%	4.08%	4.08%
Option Value	$11.74	$11.87	$11.87

Executive Compensation — continued

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-the-Money Options/ SARs at FY-End[1]
Officer	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Thos E. Capps	246,600	6,215,622	986,400	1,200,000	13,464,360	0
Thomas F. Farrell II	90,000	2,268,660	360,000	600,000	4,914,000	0
Thomas N. Chewning	90,000	2,268,660	360,000	450,000	4,914,000	0
Duane C. Radtke	0	0	87,500	500,000	0	0
James L. Sanderlin	15,660	314,489	62,640	100,000	534,006	0
Edgar M. Roach, Jr.[2]	90,000	2,268,660	360,000	500,000	4,914,000	0
James P. O’Hanlon[2]	163,333	2,957,229	186,667	350,000	2,548,005	0

Footnotes:

1.	Year-end stock price = $54.90/share

2.	At December 31, 2002, Messrs. Roach and O’Hanlon were not serving as executive officers of Dominion. They retired from the Company on February 1, 2003.

Equity Compensation Plans as of December 31, 2002

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Securities Available for Future Issuance
Plans Approved by Shareholders	15,006,242	$53.8089	10,417,4041[2]
Plan Not Approved by Shareholders	6,050,394	$59.6460	3,496,477

Total	21,056,636	$55.4861	13,913,881

Footnotes:

1.	Amount includes shares that may be issued under an equity compensation plan other than upon the exercise of an option, warrant or right as listed below:

Shares
Directors’ Stock Compensation Plan	971,690
Directors’ Stock Accumulation Plan	335,223
Directors’ Deferred Cash Compensation Plan	383,419
1985 Performance Achievement Plan	576

2.	Amount also includes 4,669,047 shares available for issuance under the Incentive Compensation Plan either (i) upon the exercise of an option or right or (ii) as restricted shares or performance award. Under the Incentive Compensation Plan, shares for expired or forfeited awards and shares withheld to pay taxes become available for new awards.

Plan Not Approved by Shareholders. Dominion’s Leadership Stock Option Plan for Salaried Employees, under which 10 million shares were made available for issuance, has not received shareholder approval. The table above reflects the number of shares subject to outstanding awards and the amount available for future issuance. Shares for expired and unexercised options and those shares withheld to pay taxes may be added to the remaining number of shares available for issuance. All awards are in the form of stock options with an exercise price equal to the fair market value of the stock at grant date.

Performance Graph

The graph and table below show the five year cumulative total return comparison between Dominion, the S&P 500 Index and the S&P Utility Index.

Total Shareholder Return

(Dividends reinvested monthly)

Indexed Returns

Years Ending

	Base Period
	Dec 1997	Dec 1998	Dec 1999	Dec 2000	Dec 2001	Dec 2002
—	$100.00	$116.79	$104.05	$187.51	$175.18	$167.18
•••	100.00	128.58	155.63	141.46	124.65	97.10
- -	$100.00	114.79	104.28	163.85	114.04	79.59
	— Dominion	••• S&P 500			- - S&P Utilities

Retirement Plans

The table below shows the estimated annual straight life benefit that Dominion would pay to an employee at normal retirement (age 65) under the benefit formula of the Retirement Plan.

Estimated Annual Benefits Payable Upon Retirement at Age 65
Final Average Compensation	Credited Years of Service
	15 years	20 years	25 years	30 years
$ 300,000	$ 83,928	$111,912	$139,884	$167,880
350,000	98,820	131,808	164,784	197,772
400,000	113,712	151,704	189,684	227,664
450,000	128,616	171,600	214,572	257,568
500,000	143,508	191,496	239,472	287,460
550,000	158,400	211,392	264,372	317,352
600,000	173,304	231,288	289,260	347,256
650,000	188,196	251,184	314,160	377,148
700,000	203,088	271,080	339,060	407,040
750,000	217,992	290,970	363,948	436,944
800,000	232,884	310,872	388,848	466,836
850,000	247,776	330,768	413,748	496,728
900,000	262,680	350,664	438,636	526,632
950,000	277,572	370,560	463,536	556,524
1,000,000	292,464	390,456	488,436	586,416

Dominion Pension Plan. Benefits under the Pension Plan are based on:

•	highest average base salary over a five-year period during the ten years preceding retirement;

•	years of credited service;

•	age at retirement; and

•	the offset of Social Security benefits.

Dominion provides a Special Retirement Account (SRA) feature to the Pension Plan. This account is credited with two percent of an employee’s base salary earned each year. Account balances are credited with earnings based on the 30-year Treasury rate and may be taken as a lump sum or an annuity at retirement. The above table includes the effect of SRA earnings converted to an annual annuity.

In addition, certain officers, if they reach a specified age while still employed, will be credited with additional years of service. For Messrs. Capps, Farrell, Chewning, Roach and O’Hanlon, credited years of service at age 60 would be 30 years. Other retirement agreements and arrangements for the named executives are described in Other Executive Agreements and Arrangements.

Dominion Benefit Restoration Plan. The Pension Plan pays a benefit that is calculated on average base salary over a five-year period. In some years our executives’ base salaries were set below the competitive market median in order to more closely link annual pay to company performance through the incentive programs. Under this Restoration Plan, we calculate a “market-based adjustment” to base salary in those years when base salary was below the market median. The difference between the benefit calculated on the market-based salary and the benefit provided by the Retirement Plan is paid to the executive under the Restoration Plan.

In 2002, a market-based adjustment to Dominion’s executive base salaries was not necessary.

Also, the Internal Revenue Code imposes certain limits related to Retirement Plan benefits. Any resulting reduction in an executive’s Retirement Plan benefit will be compensated for under the Restoration Plan.

Executive Supplemental Retirement Plan. The Supplemental Plan provides an annual retirement benefit equal to 25 percent of a participant’s final cash compensation (base salary plus target annual bonus). To retire with full benefits under the Supplemental Plan, an executive must be 55 years old and have been employed by Dominion for at least five years. Benefits under the plan are provided either as a lump sum cash payment at retirement or as a monthly annuity paid out, typically, over 10 years. Certain executive officers receive this benefit for their lifetime. Based on 2002 cash compensation, the estimated annual benefit under this plan for certain executives named in the Summary Compensation Table on page 14 are: Mr. Capps: $575,000; Mr. O’Hanlon: $180,000; Mr. Chewning: $204,250; Mr. Farrell: $261,250, Mr. Radtke: $171,000; Mr. Sanderlin: $140,250; and Mr. Roach: $261,250

Other Executive Agreements and Arrangements

Companies that are in a rapidly changing industry such as ours require the expertise and loyalty of exceptional executives. Not only is the business itself competitive, but so is the demand for such executives. In order to secure the continued services and focus of key management executives, Dominion has entered into agreements with them, including those named in the Summary Compensation Table on page 14.

Employment Agreement—Chief Executive Officer. The Board determined that it was in Dominion’s best interest to enter into a new employment agreement with Mr. Capps to induce him to remain as an employee of the company and to continue on as CEO and President until

Executive Compensation — continued

the Annual Meeting of Shareholders in 2005. As a result, in September of 2002, Mr. Capps and Dominion entered into an agreement providing for his employment as CEO and President until the 2005 Annual Meeting. During his employment, the new agreement provides for the following: (1) an annual base salary of at least $1,000,000, (2) incentive compensation awards based on performance and (3) continued eligibility for all employee benefit and incentive plans provided by Dominion to its senior management. When his employment ends (whether or not before the end of the term of the agreement), Mr. Capps will: (1) receive a retirement benefit calculated on the highest base salary rate during his employment, (2) receive a Supplemental Retirement Plan benefit payable for life, determined by computing incentive pay as the unreduced percentage of salary mid-point for a given year, (3) become fully vested in outstanding restricted stock, and (4) receive a payment of $950,000 plus an amount equal to the present value of his salary and annual cash incentives for the period between the Annual Meetings of Shareholders for 2004 and 2005 to the extent not otherwise paid. In addition, any outstanding stock options become fully exercisable for the remaining term of the grant if the termination occurs in connection with a change in control*. During the term of the agreement, Dominion may terminate Mr. Capps for cause only. Mr. Capps also receives age and service credit and continued benefit plan coverage through the end of the contract period in the event of termination for cause or resignation for cause.

Dominion has entered into employment continuity agreements with executives named in the Summary Compensation Table (but not Mr. Capps), which provide benefits in the event of a change in control*. Each agreement has a three-year term and is automatically extended for an additional year, unless cancelled by Dominion.

The agreements provide for the continuation of salary and benefits for a maximum period of three years after either (1) a change in control, (2) termination without cause following a change in control or, (3) a reduction of responsibilities, salary and incentives following a change in control (if the executive gives 60 days notice). Payment of this benefit will be made in either a lump sum or installments over three years. In addition, the agreements indemnify the executives for potential penalties related to the Internal Revenue Code and fees associated with the enforcement of the agreements. If an executive is terminated for cause, the agreements are not effective.

Dominion has also entered into letter agreements with Messrs. Chewning and Farrell. Upon retirement, each of them will receive a payment of 12 months base salary for their agreement not to compete with any activities of Dominion nor solicit any Dominion employees for a period of two years. The agreements also provide for enhanced retirement benefits under certain of Dominion’s benefit plans.

Mr. Radtke has enhanced retirement benefits under the terms of his letter of employment.

Messrs. Roach and O’Hanlon resigned their respective officer positions with Dominion effective December 1, 2002, and retired effective February 1, 2003. In accordance with their retirement agreements, each received accelerated vesting and extended expiration dates on options held, as well as other enhanced retirement and miscellaneous benefits. They both signed a general release for any claims against the company. Mr. Roach also received reimbursement for certain relocation expenses, a lump sum payment equal to 12 months salary in accordance with his employment agreements, and an additional lump sum severance payment. Mr. Roach will be restricted from competing with any activities of Dominion or soliciting any employees of Dominion for a period of two years following termination of his employment.

Executive Stock Purchase Programs. At the end of 1999, Dominion’s Board approved stock ownership target levels for executives of Dominion and its subsidiaries. The Board also approved Stock Purchase and Loan Programs intended to encourage and facilitate executives’ ownership of common stock through the availability of loans guaranteed by Dominion. Officers borrowed money from an independent bank to purchase stock, for which they are personally liable and which Dominion has guaranteed. Because of new restrictions on company loans or guarantees to executives under the Sarbanes-Oxley Act of 2002, Dominion has ceased its programs involving the company guaranty of a third party loan to executives for the purpose of acquiring company stock.

* A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20 percent or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Board before any such transactions cease to represent a majority of Dominion or its successor’s Board within two years after the last of such transactions.

During 2001, Dominion’s OCN Committee reconfirmed the stock ownership guidelines for executives, and approved the implementation of the Executive Stock Purchase Tool Kit. The Tool Kit consists of a variety of programs to encourage ownership of Dominion stock by executives who could not participate in the Executive Stock Purchase and Loan programs. Executives who participate in one or more of the Tool Kit programs to achieve their stock ownership target levels receive “bonus shares” for up to ten percent of the value of their investment in Dominion stock. The Took Kit previously included the availability of loans guaranteed by Dominion, but this alternative has been omitted for the reasons discussed above.

As of December 31, 2002, our officers had borrowed an aggregate of $70.4 million under these programs for which they are personally liable and which Dominion has guaranteed.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers report their Dominion stock transactions to the SEC, including an initial report of ownership on Form 3. Due to administrative oversight, the Form 3 for Mr. Johnson was filed late. Mr. Johnson was elected as an executive officer of Dominion effective December 1, 2002.

Certain Relationships and Related Transactions

Two of Dominion’s directors, Dr. Simmons and Dr. Brown, have adult, financially-independent children who are employees of Dominion’s service company. Dominion and its subsidiaries have approximately 17,000 full-time employees, and the company is a significant employer in Richmond, Virginia where both of the children are employed. Both are in non-officer, professional positions that they are qualified for based on their education and experience. Both are paid within the current market rate for their positions, and are eligible only for company benefits available to all other employees in similar positions. The Board has determined that these employment relationships do not affect either director’s independence. Dominion and the individual directors have determined that neither director has a material interest in his child’s employment.

An executive officer, Mary C. Doswell, has a brother who serves as an executive officer of a large banking institution that has an ongoing business relationship with Dominion. The company has paid the banking institution, which has over $18 billion in assets, approximately $5 million in fees during 2002, including fees for underwriting services. Ms. Doswell was not involved in any way in Dominion’s decision to use this particular banking institution for the services provided. The amounts paid were consistent with market rates for such services.

Other Information

Matters Before the 2003 Annual Meeting

The management and directors are not aware of any matters that may come before the Annual Meeting other than the matters disclosed in this proxy statement.

Proposals for the 2004 Annual Meeting

Under our Bylaws, if you wish to bring any matter (other than shareholder nominations of director candidates) before the 2004 Annual Meeting, you must notify the Corporate Secretary in writing no later than January 26, 2004. Regarding each matter, the notice must contain:

•	a brief description of the business to be brought before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	the name and address of record of the shareholder proposing such business;

•	the class and number of shares of stock that are beneficially owned by the shareholder; and

•	any material interest of the shareholder in such business.

If you do not provide the proper notice by January 26, 2004, the Chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as the SEC’s rules allow.

For a shareholder proposal to be considered for possible inclusion in the 2004 Proxy Statement, the Corporate Secretary of Dominion must receive it no later than November 25, 2003. Dominion plans to hold its 2004 Annual Meeting on April 23, 2004.

2002 Form 10-K

You may request, without charge, a copy of Dominion's Annual Report filed with the SEC for 2002 on Form 10-K, excluding exhibits, by:

1. *writing to*
   Investor Relations
   Dominion Resources, Inc.
   P.O. Box 26532
   Richmond, Virginia 23261;
2. *sending us an e-mail at*
   Investor_Relations@dom.com; or
3. *calling us at*
   804-819-2000.

   Or

   You may view our Form 10-K
   on our website at www.dom.com
   (Keyword search: SEC filings)

Vote Your Proxy

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By Mail

THE 2003 PROXY CARD Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261

This proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote “FOR” Item 1.

This proxy when properly executed will be voted as directed by the signed shareholder. If no direction is made, this proxy will be voted “FOR” Item 1.

Please sign your name on the reverse side of this proxy exactly as it appears at left. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SEE THE REVERSE SIDE OF THIS CARD FOR IMPORTANT VOTING INFORMATION.

Please mark, sign and mail in the enclosed envelope.

The 2003 PROXY CARD Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261

The Board of Directors recommends a vote “FOR” Item 1. Item 1 – Election of Directors

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Kenneth A. Randall, Frank S. Royal, and Patricia A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 25, 2003, and at any and all adjournments thereof.

, 2003

Signature                                                             Date

, 2003

Signature (if held jointly)                                Date

☐ FOR the following nominees:
01. Susan B. Allen 02. Peter W. Brown 03. Ronald J. Calise 04. Thos. E. Capps 05. George A. Davidson, Jr. 06. John W. Harris 07. Robert S. Jepson, Jr. 08. Benjamin J. Lambert, III	09. Richard L. Leatherwood 10. Margaret A. McKenna 11. Kenneth A. Randall 12. Frank S. Royal 13. S. Dallas Simmons 14. Robert H. Spilman 15. David A. Wollard

☐  WITHHOLD AUTHORITY to vote for all nominees listed above.

To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:

________ ________ ________ ________ ________

THE 2003 PROXY CARD This proxy is solicited on behalf of the Board of Directors.

Your Control Number Is: IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

This proxy when properly executed will be voted as directed on the reverse side by the signed shareholder. If no direction is made, this proxy will be voted “FOR” Item 1.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Kenneth A. Randall, Frank S. Royal, and Patricia A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 25, 2003, and at any and all adjournments thereof.

, 2003

Signature                                                             Date

, 2003

Signature (if held jointly)                                Date

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VOTE BY PROXY Via Internet Access the Website at: http://www.votefast.com

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

To Our Shareholders:

Dominion Resources, Inc. is pleased to offer you three ways to vote by proxy.

When voting by Internet or telephone, you will be prompted to enter your control number. Simple prompts will be presented to you to record your vote. Internet and telephone votes must be received by 11:59 p.m. EDT on Thursday, April 24, 2003 to be counted in the final tabulation.

If you vote by Internet or telephone, do not return your proxy card by mail.

If you choose to vote by mail, please mark, date and sign your proxy card. Please use the postage-paid envelope to return your proxy.

Via Telephone Call toll-free: 1-800-542-1160 using a touch-tone phone	Via Mail Return your proxy in the postage-paid envelope provided.

THE 2003 PROXY CARD This proxy is solicited on behalf of the Board of Directors.

The Board of Directors recommends a vote “FOR” Item 1. Item 1 – Election of Directors		☐ To access future proxy materials and annual reports via Internet only, please check this block.* ☐ If you plan to attend the Annual Meeting of Shareholders on April 25, 2003, please check this box.
☐ FOR the following nominees:
01. Susan B. Allen 02. Peter W. Brown 03. Ronald J. Calise 04. Thos. E. Capps 05. George A. Davidson, Jr. 06. John W. Harris 07. Robert S. Jepson, Jr. 08. Benjamin J. Lambert, III	09. Richard L. Leatherwood 10. Margaret A. McKenna 11. Kenneth A. Randall 12. Frank S. Royal 13. S. Dallas Simmons 14. Robert H. Spilman 15. David A. Wollard
☐ WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

• • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • •

* Description of Electronic Access Service:

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.

ATTENDING THE MEETING

Shareholders who plan to attend the meeting this year will be asked to present valid picture identification, such as a driver’s license or passport. Registered shareholders must bring a Dominion Direct statement or dividend check stub as proof of ownership. If you hold stock in a brokerage account (“street name”), you must bring a copy of a brokerage statement. If you are an authorized proxy, you must present the proper documentation. Registration will begin at 8:00 a.m., and seating will be available on a first come, first served basis. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS AND PARKING

To obtain directions to the meeting, or for information about parking please call Shareholder Services at 1-800-552-4034.

THE 2003 PROXY INSTRUCTIONS

Your Control Number Is: IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Voting instructions are solicited for the Annual Meeting of Shareholders, April 25, 2003 by the Trustee for the various retirement plans sponsored by Dominion Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the shares of Dominion Common Stock relating to my Plan account at such Annual Meeting in the manner set forth on the reverse side.

This voting instruction card, when properly executed, will be voted as directed. If such card is returned executed with no direction given or is not returned at all, the Trustee will vote the shares according to each Plan’s voting standards.

All voting instructions will be kept confidential.

, 2003

Signature                                                             Date

• • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • •

VOTE BY PROXY Via Internet Access the Website at: http://www.votefast.com

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

To Our Shareholders:

Dominion Resources, Inc. is pleased to offer you three ways to vote by proxy.

When voting by Internet or telephone, you will be prompted to enter your control number. Simple prompts will be presented to you to record your vote. Internet and telephone votes must be received by 11:59 p.m. EDT on Sunday, April 20, 2003 to be counted in the final tabulation.

If you vote by Internet or telephone, do not return your instruction by mail.

If you choose to vote by mail, please mark, date and sign your proxy instruction. Please use the postage-paid envelope to return your proxy.

Via Telephone Call toll-free: 1-800-542-1160 using a touch-tone phone	Via Mail Return your proxy in the postage-paid envelope provided.

2003 PROXY INSTRUCTIONS

The Board of Directors recommends a vote “FOR” Item 1. Item 1 – Election of Directors		☐ To access future proxy materials and annual reports via Internet only, please check this block.* ☐ If you plan to attend the Annual Meeting of Shareholders on April 25, 2003, please check this box.
☐ FOR the following nominees:
01. Susan B. Allen 02. Peter W. Brown 03. Ronald J. Calise 04. Thos. E. Capps 05. George A. Davidson, Jr. 06. John W. Harris 07. Robert S. Jepson, Jr. 08. Benjamin J. Lambert, III	09. Richard L. Leatherwood 10. Margaret A. McKenna 11. Kenneth A. Randall 12. Frank S. Royal 13. S. Dallas Simmons 14. Robert H. Spilman 15. David A. Wollard
☐ WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold authority to vote for any individual nominee(s), write that nominee’s number in the following space:

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

• • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • • •

* Description of Electronic Access Service:

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.